Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

May 12, 2020

Grid Dynamics Holdings, Inc.

5000 Executive Parkway, Suite 520
San Ramon, CA 94583

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Grid Dynamics Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 20,978,011 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), consisting of (i) 16,300,000 shares of common stock under the 2020 Equity Incentive Plan, and (ii) 4,678,011 shares of common stock under the 2018 Stock Plan (which plans are referred to herein as the “Plans”). As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.
Professional Corporation /s/ Wilson Sonsini Goodrich & Rosati, P.C.

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